                                                                    Exhibit 21.1

                       SUBSIDIARIES OF SFW HOLDING CORP.

          Subsidiary                                    State of Incorporation
          ----------                                    ----------------------
          Shoppers Food Warehouse Corp.                 Delaware

          SFW Investment Corp./(1)/                     Delaware

          SFW Licensing Corp./(1)/                      Delaware

          Shoppers Food Warehouse DC Corp./(1)/         District of Columbia

          Total Beverage VA Corp./(1)/                  Virginia

          Jumbo Produce, Inc./(1)/                      District of Columbia

          RBC Corp./(1)/                                Maryland



---------------------
/(1)/ Wholly-owned subsidiary of Shoppers Food Warehouse Corp.